Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Third Quarter 2008 Results With
Record Income From Continuing Operations of $1.04 Per Diluted Share
     Houston, October 30, 2008 – Pride International, Inc. (NYSE: PDE) today announced record results for the three months ended September 30, 2008, with income from continuing operations totaling $179.7 million, or $1.04 per diluted share. The results represent a better than 50 percent improvement when compared to income from continuing operations of $118.4 million, or $0.67 per diluted share, during the third quarter of 2007. Revenues increased to $607.2 million in the third quarter of 2008 from $520.0 million in the third quarter of 2007.
     Net income for the three months ended September 30, 2008 was $189.1 million, or $1.09 per diluted share, which included $9.4 million of income from discontinued operations, or $0.05 per diluted share. The results compare to net income of $401.5 million, or $2.25 per diluted share, during the third quarter of 2007, which included $283.1 million, or $1.58 per diluted share, of income from discontinued operations relating primarily to the company’s Eastern Hemisphere and Latin America land rig business segments, its E&P Services segment and its tender assist rig fleet. Earnings (from continuing operations) before interest, taxes, depreciation and amortization (EBITDA) was $296.9 million during the third quarter of 2008, a 32 percent improvement when compared to EBITDA of $224.2 million during the corresponding quarter in 2007.
     For the nine months ended September 30, 2008, income from continuing operations totaled $469.1 million, or $2.67 per diluted share, a 53 percent improvement when compared to income from continuing operations of $305.8 million, or $1.74 per diluted share, during the corresponding nine months in 2007. Revenues increased to $1,688.9 million for the nine months ended September 30, 2008 from $1,469.1 million for the corresponding nine months in 2007.
     Net income for the nine months ended September 30, 2008 was $617.4 million, or $3.51 per diluted share, including $148.3 million, or $0.84 per diluted share, of income from discontinued operations. The results compare to net income of $649.3 million, or $3.67 per diluted share, during the corresponding nine months in 2007, inclusive of income from discontinued operations of $343.5 million, or $1.93 per diluted share. EBITDA totaled $783.0 million during the nine months ended September 30, 2008, a 20 percent improvement when compared to EBITDA of $655.1 million during the corresponding nine months in 2007.
     Cash flows from operating activities for the three and nine months ended September 30, 2008 were $172.6 million and $432.4 million, respectively. Capital expenditures, relating primarily to progress payments associated with the construction of four ultra-deepwater drillships, totaled $246.2 million and $752.8 million for the same comparative periods. The company concluded the third quarter of 2008 with cash and cash equivalents of $427.9 million. Total debt at September 30, 2008 was $730.9 million, representing a debt to total capitalization ratio of 15 percent.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc. commented, “Third quarter 2008 results were highlighted once again by outstanding performance in our deepwater operation where utilization of our fleet was 98 percent, the commencement of several new contracts in our floating rig fleet reflecting substantial dayrate improvement and continued utilization and dayrate improvement in our U.S. Gulf of Mexico mat-jackup rig operation.
     “Also, we continued with our plan to rationalize our asset base by entering into agreements to sell our seven-rig Eastern Hemisphere land fleet for $95 million in cash. We have completed the sale of one of the rigs and expect to complete the sales of the remaining units in stages during the fourth quarter of 2008 and the first quarter of 2009, ending our presence in the land drilling and workover rig business.”
     In addressing the outlook for offshore drilling, Raspino added, “The unsettled nature of the global financial system and the increased threat of slower worldwide economic growth have not had a significant impact on our business as we near the completion of 2008. Despite the global financial developments and the extreme volatility in the price of crude oil and natural gas in recent weeks, our fleet utilization currently remains stable in all sectors of our business. In our floating rig fleet, we currently anticipate high utilization well into 2009 with better than 95 percent of the days already committed to contracts. We believe the floating rig sector will continue to benefit from strong customer demand into the future, especially in the deepwater sector, where activity levels are less prone to changes caused by short-term commodity price fluctuations. In addition, long-term growth trends for offshore drilling continue to be supported by the projected long-term growth in global energy demand, inadequate growth in new energy supplies and accelerated depletion of the existing production base.”
     In closing, Raspino stated, “While the current industry environment is characterized by increased uncertainty, we continue to possess the financial flexibility to successfully execute our operations and deepwater growth strategy. We have a strong liquidity position that includes $428 million of cash on hand at September 30, 2008 and an undrawn $500 million revolving credit facility, coupled with a current revenue backlog totaling approximately $9 billion, which is expected to produce steady growth in cash flows from operations.”
     Deepwater Fleet
     Revenues from the company’s eight-rig deepwater fleet totaled $241.7 million in the third quarter of 2008, up 16 percent from $208.2 million in the preceding quarter of the year. Earnings from operations improved to $127.9 million, up 21 percent from $106.1 million over the same comparative period, while EBITDA contribution increased to $146.0 million compared to $124.5 million, representing 49 percent of consolidated EBITDA in the quarter. The strong financial results were largely driven by improved average daily revenues, which increased to $333,600 in the third quarter of 2008 compared to $298,300 in the preceding quarter of the year. The improvement reflected the commencement of contracts at significantly higher dayrates on the drillship Pride Angola and the semisubmersible rigs Pride Brazil and Pride Carlos Walter. Operating costs in the third quarter of 2008 were $95.6 million, up from $83.4 million. The increase was due in part to a $7 million customs assessment that is in dispute, increased labor costs, due primarily to retention bonus payments and overtime, and increased repair and maintenance costs. Utilization of the deepwater fleet remained high during the third quarter of 2008 at 98 percent compared to 96 percent in the preceding quarter of the year. During the third quarter, seven of the company’s eight deepwater rigs recorded utilization of 98 percent or higher, including three rigs at 100 percent.
     The company believes that long-term activity levels for deepwater drilling remain favorable and that drilling economics for this sector are based on the projections of crude oil and natural gas prices by exploration and production companies that extend over a multi-year time horizon. The company expects deepwater rig capacity needs to extend well into the next decade as clients address the growing backlog of development projects located in several geographic regions, the result of successful exploration efforts. Although Brazil, West Africa and the U.S. Gulf of Mexico remain the primary areas for deepwater rig expansion, emerging regions, such as Libya, India, Southeast Asia and Mexico, represent incremental demand that further supports the positive long-term trend for deepwater drilling.
     Midwater Fleet
     Revenues from the midwater fleet, comprised of six semisubmersible rigs, were $120.3 million during the third quarter of 2008, up 49 percent from $80.9 million during the preceding quarter of the year. Earnings from operations and EBITDA contribution were $48.8 million and $60.0 million, respectively, during the third quarter of 2008, compared to $20.1 million and $31.0 million, respectively, during the preceding quarter of 2008. The favorable operations results were due primarily to higher activity, resulting from the commencement in July of the Pride Mexico contract offshore Brazil and reduced out-of-service time on the Pride South Atlantic and Pride Venezuela. Utilization in the third quarter of 2008 improved to 84 percent compared to 68 percent in the preceding quarter of the year, contributing to an increase in operating cost to $60.2 million, up from $50.0 million over the same comparative period. Average daily revenues during the third quarter of 2008 improved to $259,300 compared to $217,800 in the preceding quarter of the year due to dayrate improvements on the Sea Explorer, Pride South Seas and Pride Mexico.
     The company’s midwater fleet is expected to experience strong utilization in 2009, with all but one rig under contract into 2010 and four rigs contracted well into 2011. Customer interest regarding rig availability remains strong for a number of regions, including Brazil, Angola and Libya. The Pride Venezuela was recently awarded a one year extension at a dayrate of $365,000 for drilling operations offshore Angola, placing the rig under firm contract into early 2010.
     Jackup Rig Fleet
     Revenues from the company’s 27-rig jackup fleet were $210.2 million during the third quarter of 2008 compared to $204.0 million during the preceding quarter of 2008, as continued activity and average daily revenue improvements in the U.S. Gulf of Mexico fleet were partially offset by a decline in international fleet activity, largely in Mexico, and the loss of the jackup rig Pride Wyoming, which sank during Hurricane Ike. Earnings from operations were $88.4 million during the third quarter of 2008, up slightly from $85.9 million during the preceding quarter of the year. EBITDA contribution was $109.2 million compared to $106.6 million during the same comparative period. Utilization of the U.S. Gulf of Mexico fleet improved to 87 percent during the third quarter of 2008 compared to 83 percent in the preceding quarter, aided by lower out-of-

service time on the Pride Nevada and Pride Georgia. Average daily revenues improved to $71,700 in the third quarter of 2008 compared to $67,800 over the same comparative period.
     Utilization of the international jackup rig fleet fell to 85 percent in the third quarter of 2008 from 87 percent in the preceding quarter of the year, due primarily to reduced activity on the Pride Colorado, Pride Oklahoma and Pride Alabama, which were idled in Mexico and mobilized to the U.S. over the second and third quarters of 2008. Average daily revenues improved to $110,700 in the third quarter of 2008 from $109,300 in the preceding quarter of the year, as an increased dayrate on the Pride Montana in Saudi Arabia was partially offset by lower dayrates for contract extensions on several rigs operating in Mexico.
     The company noted that several factors could negatively impact U.S. Gulf of Mexico activity in the near term, including the inaccessibility of credit required to fund drilling programs of some smaller exploration and production companies, declining natural gas prices and damaged offshore infrastructure resulting from Hurricane Ike. The majority of the company’s 10 actively marketed U.S. Gulf of Mexico mat-supported jackup rigs are expected to remain under contract through 2008. Utilization of all actively marketed jackups in the region has recently fallen below 90 percent. However, the supply of independent leg jackup rigs is expected to continue to decline as units relocate to international locations, namely Mexico, providing some support to an increasingly uncertain outlook for the U.S. Gulf of Mexico region in 2009.
     Although the need for jackup rigs in Mexico is expected to increase during 2009, the company currently expects opportunities for mat-supported jackups in the region to decline throughout 2009 as greater emphasis is placed on new field exploration and development that increasingly require the use of independent leg jackup rigs. Contract extensions on some of the company’s mat-supported rigs in the region are possible, such as those recently received for the Pride Nebraska and Pride California, but are expected to be short in duration.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, October 30, 2008 to discuss results for the third quarter of 2008, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1240 and refer to confirmation code 4018997 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed at www.prideinternational.com by selecting the Investor Relations link. A telephonic replay of the conference call should be available after 2:00 p.m. Eastern time on October 30 and can be accessed by dialing 719-457-0820 and referring to pass code 4018997. Also, a replay will be available through the Internet, along with an electronic download option (podcast) and can be accessed by visiting the company’s worldwide web address. All replay options will be available for approximately 30 days.
     The company will host an Analyst Meeting on Tuesday, November 18, 2008 from 8:30 a.m. to 12:00 p.m. CT. The meeting will be held at the Omni Hotel in Houston, Texas. Additional details on the meeting, including presenters, topics to be discussed and information on a live internet broadcast, will be posted on the company’s website at www.prideinternational.com prior to the event.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 45 offshore rigs, including two deepwater drillships, 12 semisubmersible rigs, 27 jackups and four managed deepwater rigs. The company also has four ultra-deepwater drillships under construction with expected deliveries in 2010 and 2011.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	September 30,
	2008	2007
REVENUES	$607.2	$520.0

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	291.3	256.0
Depreciation and amortization	52.1	48.0
General and administrative, excluding depreciation and amortization	27.6	35.6
Gain on sales of assets, net	(3.0)	(0.2)

	368.0	339.4

EARNINGS FROM OPERATIONS	239.2	180.6

OTHER INCOME (EXPENSE), NET
Interest expense	(2.1)	(18.7)
Refinancing charges	—	—
Interest income	3.0	3.8
Other income (expense), net	5.6	(3.3)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	245.7	162.4
INCOME TAXES	(66.0)	(42.9)
MINORITY INTEREST	—	(1.1)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	179.7	118.4
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	9.4	283.1

NET INCOME	$189.1	$401.5

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.04	$0.71
Income from discontinued operations	0.05	1.71

Net income	$1.09	$2.42

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.04	$0.67
Income from discontinued operations	0.05	1.58

Net income	$1.09	$2.25

SHARES USED IN PER SHARE CALCULATIONS
Basic	172.7	166.1
Diluted	173.8	178.8

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2008	2007
REVENUES	$1,688.9	$1,469.1

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	843.3	715.4
Depreciation and amortization	154.9	164.3
General and administrative, excluding depreciation and amortization	97.7	100.0
Gain on sales of assets, net	(20.8)	(9.1)

	1,075.1	970.6

EARNINGS FROM OPERATIONS	613.8	498.5

OTHER INCOME (EXPENSE), NET
Interest expense	(18.4)	(60.3)
Refinancing charges	(1.2)	—
Interest income	15.4	4.7
Other income (expense), net	15.5	(4.2)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	625.1	438.7
INCOME TAXES	(156.0)	(129.4)
MINORITY INTEREST	—	(3.5)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	469.1	305.8
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	148.3	343.5

NET INCOME	$617.4	$649.3

BASIC EARNINGS PER SHARE:
Income from continuing operations	$2.76	$1.85
Income from discontinued operations	0.87	2.08

Net income	$3.63	$3.93

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$2.67	$1.74
Income from discontinued operations	0.84	1.93

Net income	$3.51	$3.67

SHARES USED IN PER SHARE CALCULATIONS
Basic	169.9	165.4
Diluted	176.4	178.4

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$427.9	$890.4
Trade receivables, net	517.8	339.8
Deferred income taxes	133.5	70.1
Prepaid expenses and other current assets	178.7	149.5
Assets held for sale	70.2	82.8

Total current assets	1,328.1	1,532.6

PROPERTY AND EQUIPMENT	5,910.9	5,438.4
Less: accumulated depreciation	1,425.9	1,418.7

Property and equipment, net	4,485.0	4,019.7
INTANGIBLE AND OTHER ASSETS	57.4	61.6

Total assets	$5,870.5	$5,613.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$75.8
Accounts payable	119.2	133.1
Accrued expenses and other current liabilities	405.2	428.3
Liabilities held for sale	—	7.4

Total current liabilities	554.7	644.6

OTHER LONG-TERM LIABILITIES	158.4	171.8

LONG-TERM DEBT, NET OF CURRENT PORTION	700.6	1,115.7

DEFERRED INCOME TAXES	298.5	211.4

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	1,961.1	1,886.1
Treasury stock, at cost	(13.2)	(9.9)
Retained earnings	2,202.3	1,584.9
Accumulated other comprehensive income	6.4	7.6

Total stockholders’ equity	4,158.3	3,470.4

Total liabilities and stockholders’ equity	$5,870.5	$5,613.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Nine Months Ended
	September 30,
	2008	2007
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$617.4	$649.3
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of tender-assist rigs	(112.7)	—
Gain on sale of Latin America and E&P Services segments	(33.6)	(265.0)
Gain on sale of equity method investment	(11.4)	—
Depreciation and amortization	159.3	216.3
Amortization and write-offs of deferred financing costs	3.5	3.0
Amortization of deferred contract liabilities	(45.6)	(40.7)
Gain on sales of assets, net	(20.8)	(10.2)
Deferred income taxes	56.7	52.6
Excess tax benefits from stock-based compensation	(6.6)	(7.1)
Stock-based compensation	17.8	17.2
Loss (gain) on mark-to-market of derivatives	—	2.4
Other, net	0.5	4.4
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(180.1)	(129.0)
Prepaid expenses and other current assets	(2.6)	(2.1)
Other assets	(4.3)	(14.3)
Accounts payable	(28.1)	34.6
Accrued expenses	9.6	(15.6)
Other liabilities	27.2	16.2
Deferred gain on asset sales	(12.6)	—
Increase (decrease) in deferred revenue	(4.2)	0.6
Decrease (increase) in deferred expense	3.0	14.3

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	432.4	526.9
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(752.8)	(501.7)
Purchase of net assets of acquired entities, including acquisition costs, less cash acquired	—	(45.0)
Proceeds from dispositions of property and equipment	0.9	17.9
Proceeds from sale of tender-assist rigs, net	210.8	—
Proceeds from sale of platform rigs, net	64.5	—
Proceeds from sale of equity method investment	15.0	—
Net proceeds from disposition of Latin America Land and E&P Services segments, net of cash disposed	—	955.5

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(461.6)	426.7
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(529.1)	(578.1)
Proceeds from debt borrowings	68.0	403.0
Decrease in restricted cash	—	1.8
Proceeds from exercise of stock options	18.9	27.0
Excess tax benefits from stock-based compensation	6.6	7.1
Proceeds from issuance of common stock	2.3	2.1

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(433.3)	(137.1)
Increase (decrease) in cash and cash equivalents	(462.5)	816.5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	890.4	64.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$427.9	$880.6

Pride International, Inc.
Quarterly Continuing Operating Results by Asset Class
(In millions)

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Revenues:
Offshore Drilling Services
Deepwater	$241.7	$208.2	$176.1
Midwater	120.3	80.9	88.0
Jackups — U.S.	62.3	56.0	55.7
Jackups — International	147.9	148.0	149.8
Other	35.0	48.5	50.1
Corporate	—	(0.1)	0.3

Total	$607.2	$541.5	$520.0

Earnings from operations:
Offshore Drilling Services
Deepwater	$127.9	$106.1	$80.1
Midwater	48.8	20.1	42.9
Jackups — U.S.	17.6	14.3	12.2
Jackups — International	70.8	71.6	76.2
Other	4.9	22.7	5.6
Corporate	(30.8)	(36.6)	(36.4)

Total	$239.2	$198.2	$180.6

Pride International, Inc.
Quarterly Continuing Operating Results by Asset Class
(In millions)

	Nine Months Ended
	September 30,	September 30,
	2008	2007
Revenues:
Offshore Drilling Services
Deepwater	$644.2	$480.8
Midwater	280.1	263.9
Jackups — U.S.	169.9	199.9
Jackups — International	452.3	380.4
Other	142.0	143.8
Corporate	0.4	0.3

Total	$1,688.9	$1,469.1

Earnings from operations:
Offshore Drilling Services
Deepwater	$326.6	$205.8
Midwater	96.6	119.2
Jackups — U.S.	41.1	73.6
Jackups — International	214.6	172.2
Other	36.3	29.6
Corporate	(101.4)	(101.9)

Total	$613.8	$498.5

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q3 2008		Q2 2008		Q3 2007
	Averge Daily	Utilization	Averge Daily	Utilization	Averge Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$333,600	98%	$298,300	96%	$242,500	99%
Midwater	$259,300	84%	$217,800	68%	$215,900	74%
Jackups — U.S.	$71,700	87%	$67,800	83%	$81,200	68%
Jackups — International	$110,700	85%	$109,300	87%	$107,400	89%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Nine Months Ended September 30,
	2008		2007
	Averge Daily		Averge Daily
	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)
Deepwater	$303,000	97%	$224,600	98%
Midwater	$235,900	72%	$186,800	86%
Jackups — U.S.	$71,000	81%	$86,000	73%
Jackups — International	$110,500	87%	$99,800	85%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q3 2008	Q2 2008	Q3 2007
Deepwater
Income (loss) from continuing operations	$127.9	$106.1	$80.1
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	18.1	18.4	18.7

EBITDA	146.0	124.5	98.8

Midwater
Income (loss) from continuing operations	48.8	20.1	42.9
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.2	10.9	7.6

EBITDA	60.0	31.0	50.5

Jackups
Income (loss) from continuing operations	88.4	85.9	88.4
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	20.8	20.7	18.6

EBITDA	109.2	106.6	107.0

Other & Corporate
Income (loss) from continuing operations	(85.4)	(58.7)	(93.0)
Plus: Total interest expense, net	(0.9)	0.9	14.9
Plus: Income tax provision	66.0	43.5	42.9
Plus: Depreciation and amortization	2.0	2.1	3.1

EBITDA	(18.3)	(12.2)	(32.1)

Total Pride International Inc.
Income (loss) from continuing operations	179.7	153.4	118.4
Plus: Total interest expense, net	(0.9)	0.9	14.9
Plus: Income tax provision	66.0	43.5	42.9
Plus: Depreciation and amortization	52.1	52.1	48.0

EBITDA	$296.9	$249.9	$224.2